                                                                    EXHIBIT 12.1

                           EARLE M. JORGENSEN COMPANY

                       STATEMENT OF COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                       YEAR ENDED MARCH 31,
                                                     --------------------------
                                                      1998     1997      1996
                                                     ------- --------  --------
Income (loss) before income taxes and extraordinary
 loss..............................................  $25,708 $(26,055) $(38,248)
Fixed charges to be added back to earnings:
  Interest and debt expense........................   41,521   41,223    41,153
  Rentals (one-third of all rent and related costs
   charged to income)..............................    5,804    6,286     5,948
                                                     ------- --------  --------
    Total fixed charges............................   47,325   47,509    47,101
                                                     ------- --------  --------
Earnings before income taxes and fixed charges.....  $73,033 $ 21,454  $  8,853
                                                     ======= ========  ========
Ratio of earnings to fixed charges.................     1.54      .45       .19
                                                     ======= ========  ========
Amount by which earnings are inadequate to cover
 fixed charges.....................................  $   --  $(26,055) $(38,248)
                                                     ======= ========  ========